Exhibit 99.1

Xspand Products Lab Signs Letter of Intent To Expand U.S.-Based Production Facility

New Facility Expected to Significantly Increase Manufacturing Capacity and Reduce Overhead Expense

PHILLISPBURG, NEW JERSEY June 7, 2018 – Xspand Products Lab, Inc. (Nasdaq: XSPL) (“Xspand”), a full-service product development company, has signed a Letter of Intent to build a new facility in Alpha, New Jersey to expand its U.S.-based production.

The new facility will be approximately 80,000 square feet, as compared with the 30,000 square feet of the current facility. The expansion will enable Xspand to accept and produce orders which exceed its current capacity, which they currently outsource. The Company also anticipates consolidating all U.S.-based operations of its subsidiaries into the new facility, reducing combined overhead expense.

Xspand’s current line of Pirasta products are manufactured at the current New Jersey facility. Xspand has developed a new line of “made in the USA” products under the Pirasta brand, with several new brands launching during the upcoming holiday season.

“The new manufacturing facility being put in place will allow us to grow rapidly and service larger customers and orders, some of which we’ve needed to outsource in the past,” said Chris Ferguson, Chief Executive Officer of Xspand Products Lab, Inc. “In addition, we are looking forward to consolidating both of our wholly owned U.S. subsidiaries—SRM and Fergco—into a central location, which is expected to create numerous cost savings and operational efficiencies.”

About Xspand Products Lab, Inc.

Xspand Products Lab, Inc. (NASDAQ: XSPL) is a vertically integrated and full-service product development and manufacturing company, including design, sales, fulfillment and shipping. Xspand's model is to provide a risk mitigated platform that connects innovators with companies to bring new products to market. For more information, please visit www.xspandproductslab.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing Xspand’s views as of any subsequent date. Examples of such statements include statements regarding the strength of Xspand’s operations and financial position for 2018, anticipated cash resources for continued operations, sales of Xspand’s products, enhancement of Xspand’s marketing efforts, the impact of Xspand’s portfolio development strategy, planned regulatory submissions and potential approvals, anticipated product launches, the potential benefits of Xspand’s products, Xspand’s efforts with respect to marketing in U.S. and international markets, and results of potential third-party collaborations. Such forward-looking statements are based on information available to Xspand as of the date of this release and involve a number of risks and uncertainties, some beyond Xspand’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for Xspand’s products, any difficulty in marketing Xspand’s products in global markets, competition in the market for consumer products, any inability to raise capital to fund operations and service Xspand’s debt. Additional information that could lead to material changes in Xspand’s performance is contained in its filings with the SEC. Xspand is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Investor Relations:

Greg Falesnik
Managing Director
MZ North America
Direct: 949-385-6449
XSPL@mzgroup.us